Exhibit 10.4

Transition Agreement and Release

This Transition Agreement and Release (“Agreement”) is between (i) Donna Shewmake, on her behalf and on behalf of her heirs, executors, administrators, successors, assigns, affiliates, representatives, agents, partners, and attorneys (collectively referred to as “Employee”), and (ii) Virginia National Bank (“VNB”) and Virginia National Bankshares Corporation (“Bankshares), their owners, successors, assigns, affiliates, subsidiaries, divisions, agents, officers, directors, employees, and attorneys (collectively VNB and Bankshares are referred to as “VABK”). Neither this Agreement nor the offer to enter into this Agreement shall in any way be construed as an admission by VABK that it acted wrongfully or that Employee has any rights against VABK.

In consideration of the promises and mutual covenants set forth in this Agreement, and for other good and valuable consideration, Employee and VABK agree as follows:

1.
Effective at the close of business on March 26, 2025, Employee, at her request, shall cease to be a Named Executive Officer and General Counsel of VABK and she shall be relieved of all responsibilities as General Counsel from that time forward. Effective March 27, 2025, Employee shall perform duties for VABK in an internal audit managerial function, reporting to Glenn W. Rust, President & CEO of VABK, and shall perform such other duties as are assigned by VABK from time to time. Employee and VABK further agree as follows:
(A)
Employee shall remain employed by VABK during the period between March 27, 2025 and December 31, 2025, at which time her employment shall cease. The period between March 27, 2025 and December 31, 2025, shall be referred to herein as “the Transition Period,” and December 31, 2025, shall be referred to herein as the “Separation Date.”
(B)
During the Transition Period, VABK may only terminate Employee’s employment for death, disability or “cause.” “Disability” shall mean the inability of Employee to perform the material duties of her position for a period of 120 consecutive calendar days. “Cause” shall mean (i) gross incompetence, gross negligence, or willful misconduct in connection with the performance of Employee’s duties or the breach of any fiduciary duty or duty of loyalty owed to VABK or any affiliated company; (ii) conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of embezzlement or fraud against VABK or any affiliated company; (iii) any material breach by Employee of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of her duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Employee with respect to VABK or any affiliated company.
(C)
During the Transition Period, Employee shall have the title of Executive Vice-President and Senior Legal Counsel.
(D)
During the Transition Period, Employee shall continue to be paid her base salary at an annual salary rate of $296,341.68, which is $12,347.57 semi-monthly, payable in accordance with the regular pay periods of VABK, but no less frequently than monthly. Employee shall also be entitled to and shall participate in the same fringe benefits and health and welfare benefit plans that were applicable to her on March 27, 2025, in accordance with their terms, including but not limited to Paid Time Off, health, dental, vision, FSA, Norton life lock, hospital indemnity, accident insurance, long-term disability, and basic life insurance.
(E)
After the Separation Date, Employee will no longer be eligible to participate in the VABK benefit programs, including health, dental, life, 401(k) plan, long-term disability, PTO, etc. Employee’s eligibility for COBRA coverage will commence when her employment ends in accordance with law.
(F)
Within thirty (30) calendar days after the last date of Employee’s employment, she shall sign, return, and not revoke the Supplemental Release attached hereto as Exhibit A; provided, however, Employee may revoke the Supplemental Release as provided in Section 2(e) of that document.

2.
In consideration of the above, effective immediately, Employee discharges and releases VABK, its owners, successors, assigns, affiliates, subsidiaries, divisions, representatives, agents, officers, directors, employees, auditors, accountants, advisors, and attorneys from any and all claims, liabilities, obligations, agreements, including Employee’s Amended and Restated Management Continuity Agreement, dated on or about September 28, 2020 (“MCA”), promises, demands, and/or causes of action whatsoever, presently known or unknown, that is or are based upon facts occurring prior to signing this Agreement, including, but not limited to, any claims arising under federal, state, or local laws, statutes, regulations, orders, or ordinances relating to her employment, her removal as General Counsel, or her separation from VABK, including but not limited to the Virginia Human Rights Act, the Virginians with Disabilities Act, Title VII of the Civil Rights Act of 1964, § 1981 of the Civil Rights Act of 1866, Executive Order 11246, the Age Discrimination in Employment Act, the Rehabilitation Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the False Claims Act, 31 U.S.C. § 3729 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, and any claims and causes of action of whatever kind or character, in tort or contract, statutory or otherwise, for legal or equitable relief, and any claim or causes of action related to Employee’s employment with, relationship with, termination from, and/or affiliation with VABK; provided, however, that nothing herein affects Employee’s right to file or participate in a charge of discrimination with or pending before the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local agency, but Employee shall not be entitled to any monetary, injunctive, declaratory, or other relief as a result thereof; and, provided further, that nothing herein shall preclude Employee from recovering an award as a whistleblower for information provided to any government agency.
3.
Employee acknowledges and agrees that Employee was granted (i) stock options (collectively, the “Option Awards”) to purchase shares of Bankshare’s common stock and (ii) shares of restricted stock (the “Restricted Stock Award” and together with the option Awards, the “Equity Awards”), in accordance with the terms and conditions of those certain Incentive Stock Option Agreements (collectively, the “Option Award Agreements”) and a Restricted Stock Agreement (the “Restricted Stock Agreement” and together with the Option Award Agreements, the “Award Agreements”), as well as the Virginia National Bankshares Corporation 2014 Stock Incentive Plan (“2014 Stock Incentive Plan”) and the Virginia National Bankshares Corporation 2022 Stock Incentive Plan, as applicable (the “2022 Stock Incentive Plan“ and together with the 2014 Stock Incentive Plan, the “Stock Incentive Plans”). Nothing in this Agreement affects Employee’s rights and obligations under the Equity Awards. Subject to the terms and conditions of the Option Award Agreements, the vested portion of the Option Awards shall remain exercisable until the earlier of: (a) three (3) months following Employee’s termination date, and (b) the expiration date set forth in the applicable Option Award Agreement.
4.
Neither party concedes or admits that it has engaged in any unlawful conduct under any federal, state, or local law, policy rule or regulation, or otherwise engaged in any wrongful conduct under any circumstances. Instead, VABK and Employee specifically deny that they have engaged in any such conduct.
5.
Except as otherwise expressly provided herein, this Agreement supersedes and extinguishes any prior agreement entered into between Employee and VABK relating to employment or employment-related benefits, including the MCA, which is hereby rendered null and void, effective immediately.
6.
Employee agrees and covenants not to sue or participate in any suit against VABK, based upon any claim, liability, obligation, agreement (including the MCA), promise, demand, and/or cause of action whatsoever, presently known or unknown, that is based upon facts occurring prior to signing this Agreement, including but not limited to, claims arising under federal, state, or local laws, statutes, regulations, orders, or ordinances relating to employment, including, but not limited to, the Virginia Human Rights Act, the Virginians with Disabilities Act, Title VII of the Civil Rights Act of 1964, § 1981 of the Civil Rights Act of 1866, Executive Order 11246, the Age Discrimination in Employment Act, the Rehabilitation Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the False Claims Act, 31 U.S.C. § 3729 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the National Labor Relations Act, and any claims and causes of action of whatever kind or character, in tort or contract, statutory or otherwise, for legal or equitable relief, and any claim or causes of action related to Employee’s employment with, relationship with, termination from, and/or affiliation with VABK. With respect to any charges or complaints that have been or may be filed concerning events or actions relating to her employment or separation from employment, Employee waives and releases any right she may have to recover in any lawsuit or proceeding brought by an administrative agency or other person on her behalf or which includes her in a class. In the event that Employee is commanded by subpoena to attend any proceedings or provide testimony within the meaning of this Paragraph, Employee agrees to provide notice of such attendance or testimony to VABK, in writing, ten (10) days prior to such attendance or testimony, or the amount of prior notice of such attendance or testimony that she received, whichever is less. Again, however, nothing herein precludes Employee from recovering an award as a whistleblower for information provided to any government agency.
7.
Employee agrees that she will not discuss or disclose, or cause to be disclosed the terms of this Agreement, or the fact that this Agreement exists, to any person except for her children, her attorneys and/or tax advisors or to the extent otherwise required by law.
8.
Except as otherwise provided herein, this Agreement contains the entire agreement between Employee and VABK as to the subject matters hereof, and cannot be changed, modified, or amended without a written agreement signed by Employee and VABK.
9.
No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
10.
Should any part of this Agreement be found to be void, that provision (or portion thereof) will be severed from the Agreement and shall not affect the enforceability of the remainder of the Agreement.
11.
Employee shall have twenty-one calendar days (21) from the date Employee receives this Agreement to review this Agreement, obtain the advice of counsel, and return an executed original to VABK, which will evidence her acceptance of the benefits, and the terms and conditions contained in this Agreement. In addition, Employee may revoke this Agreement within seven (7) calendar days after Employee signs it by delivering written notice by any means to VABK of the revocation. The last day on which this Agreement can be revoked is called the “Last Revocation Day.” Revocation shall be made by delivering a written notice of revocation to Larry K. Pitchford, Virginia National Bank, P.O. Box 2853, Charlottesville, VA 22902 (if by regular mail) or 404 People Place, Charlottesville, VA 22911 (if by overnight delivery or hand delivery), no later than the close of business on the Last Revocation Day. If Employee revokes this Agreement, it shall not become effective, and Employee will not receive the benefits and payments described in Paragraph 1. If Employee does not revoke this Agreement, it shall become effective on the next day after the Last Revocation Day. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Employee agrees that she has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, Employee agrees that she has been given at least twenty-one (21) days to consider this Agreement. No change in this Agreement shall re-start the 21-day period.

11. Employee agrees that she will not make any derogatory comments in the public domain in relation to VABK, its current and/or former management, its officers, directors, or employees, or take any action at any time that would have the effect of disparaging VABK, its current and/or former management or its officers, directors, or employees, or discuss or engage in any other public communication regarding the separation of her employment, except as otherwise mandated by applicable law or as expressly referenced in this Agreement as conduct that is not prohibited.

12. VABK will not object to or otherwise oppose Employee’s application for unemployment insurance benefits after the Separation Date.

13. Employee represents and acknowledges that this Agreement and the consideration set forth herein, including the agreement to employ Employee through the Separation Date and terminate her only for death, disability or Cause, and the other benefits provided in this Agreement, are not otherwise due or owing to Employee under any agreement (oral or written) or any policy or practice – whether set forth in the VABK Employee Handbook or otherwise, but constitute additional benefits to which Employee is not otherwise entitled in exchange for the releases provided and covenants not to sue set forth herein. Employee acknowledges that because each party has been afforded the opportunity to be represented by competent counsel and has been afforded the opportunity to request revisions to this Agreement, any ambiguities which may exist shall not be construed against any party as the drafter, and all the terms of this Agreement shall be given their customary, ordinary, and usual meaning. In the event that Employee breaches Paragraphs 2 or 6 of this Agreement, Employee agrees to pay all costs and expenses, including reasonable attorney fees, of VABK in defending against such claims as permitted under applicable law. Finally, as part of the consideration for this Agreement, well as the acceptance of the obligations set forth in the Agreement, Employee expressly guarantees, warrants and represents to VABK that (i) she is legally competent and duly authorized to execute this Agreement, and it has been read or explained to her in a language and manner fully understandable to her; and (ii) she has not assigned, pledged, or otherwise in any manner whatsoever sold, hypothecated, or otherwise transferred or pledged, either by instrument in writing or otherwise, any right, title, interest, or claim which she has or may have by reason of any claims, damages or otherwise as of the date she executes this Agreement.

14. Employee understands and agrees that Employee may not remove any VABK property or information from VABK premises, and that within ten (10) calendar days after the Separation Date, unless otherwise agreed in writing by VABK, Employee immediately will return to VABK all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicles, passwords, and any other equipment and other documents, and all other physical or personal property that Employee received from VABK or that Employee used in the course of Employee’s employment with VABK and that are the property of VABK or its customers or employees. Employee further agrees that Employee will provide immediately upon request any and all information used by VABK to access any database or other electronically stored information, including any and all passwords, except such passwords related to Employee’s personal accounts that are unrelated to VABK.

15. Employee hereby acknowledges that Employee is bound and remains bound by the “Non-Disclosure, Non-Solicitation and Non-Competition Agreement,” signed by her on or about May 18, 2020 (“NDNSNCA”), and that nothing in this Agreement supersedes or diminishes Employee’s obligations or VABK’s rights under the NDNSNCA, except as expressly set forth in this Agreement. A copy of the NDNSNCA is attached hereto for the avoidance of doubt as Exhibit B. Nothing in this Agreement or the NDNSNCA shall prohibit Employee from discussing or disclosing the details relating to any claims of sexual assault, including claims under §§ 18.2-61, 18.2-67.1, 18.2-67.3 or 18.2-67.4 of the Code of Virginia, or claims of sexual harassment, including as defined in § 30-129.4 of the Code of Virginia. Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. Further, this Agreement and the NDNSNCA are not intended to and do not in any way proscribe Employee’s right and ability to voluntarily provide information or report waste, fraud, abuse or unethical conduct related to the performance of a government contract to a designated investigative or law enforcement representative of a federal department or other governmental agency. Finally, notwithstanding anything herein or in the NDNSNCA to the contrary, nothing in this Paragraph or any other provision of this Agreement or the NDNSNCA shall (x) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by anyone of any such report.

16. This Agreement shall be binding upon and inure to the benefit of VABK, and to any person or firm who may succeed to the majority of the assets of VABK, or any of them. This Agreement shall be assignable by VABK but shall not be assignable by Employee.

17.
VABK may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes or other withholdings as may be required to be withheld pursuant to any applicable law or regulation.
18.
The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent.
19.
The construction, interpretation and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia and the exclusive venue of any dispute shall be the state or federal court applicable to the City of Charlottesville, Virginia, chosen at the option of VABK, as applicable and Employee waives all objections to venue and consents to personal jurisdiction in Virginia. Employee waives her rights to trial by jury in connection with any dispute between Employee and VABK.
20.
This Agreement may be executed by electronic or .pdf signatures and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
21.
Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation or statement not set forth herein made by VABK or by any of the VABK’s agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.
22.
Employee agrees that she will assist and cooperate with VABK in connection with the defense or prosecution of any claim that may be made against or by VABK, or in connection with any ongoing or future investigation or dispute of claim of any kind involving VABK, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings related to (a) services performed or required to be performed by Employee, (b) pertinent knowledge possessed by Employee, or (c) any act or omission by Employee. VABK will reimburse Employee for expenses incurred in connection under this paragraph provided except as it relates to (c).

[Signature Page Follows.]

WITNESS THE FOLLOWING SIGNATURES.

By /s/ Donna G. Shewmake_____________

Name: Donna Shewmake

Date March 26, 2025____________________

Virginia National Bankshares Corporation

By /s/ Glenn W. Rust__________________

Name: Glenn W. Rust

Title: President & CEO

Date March 26, 2025____________________